EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CSG Names Liz Bauer Executive Vice President

DENVER, May 24, 2021 – CSG (NASDAQ: CSGS) today announced the appointment of one of its top leaders, Liz Bauer, to executive vice president and chief marketing and customer officer. A creative and innovative industry leader, Bauer has been instrumental in developing and growing CSG’s business success over the last two decades.

Previously senior vice president, chief investor relations and communications officer, Bauer’s influence at CSG has stretched across the company’s growth strategy, values-based culture, investor and analyst relations, communications and marketing, and its customer-first business approach.

CSG president and CEO Brian Shepherd knows Bauer’s passion for building strong and successful teams coupled with her expansive track record of cross-functional accomplishments continue to distinguish her journey at CSG.

“I’ve been extremely fortunate to work shoulder-to-shoulder with Liz since 2016 and know first-hand the impact she’s made on the company, our people, and our customers. From helping CSG make a bigger impact in the communities and industries we serve, to bringing a customer-obsessed approach to everything we do, to strengthening our culture and accelerating our growth, Liz is a critical member of the CSG Executive Leadership Team,” Shepherd said.

“I feel privileged to have played a part in the company’s evolution and growth over the years,” Bauer said.  “We’ve done this by investing in and amplifying CSG’s strengths, which include our people, our domain expertise and our history of delivering on our commitments.

“CSG’s success is the result of our decades-long commitment to understanding our customers and aligning our strategy, our employees and our industry-leading technology platforms around putting them first. I’m excited to continue our work in this critical area of differentiation for CSG, as we work hard to elevate both our culture and the business.”

As chief customer officer, Bauer and her team work side-by-side with CSG’s other business functions to deliver a differentiated customer experience, deepen our customer relationships, and win more new business. In addition, in her role as chief marketing officer, Bauer will continue to position and differentiate the CSG brand through multiple channels and stakeholders in the marketplace, with a focus on accelerating growth in existing and new verticals.

In addition to her work at CSG, Bauer is a current member of the World 50 CXO 50 community. She served on the board of the National Investor Relations Institute, the founding board of West Denver Preparatory Charter School and previously chaired the Rocky Mountain WICT Gala.

Bauer is based in and works out of the company’s global headquarters in Denver.

About CSG

For more than 35 years, CSG has simplified the complexity of business, delivering innovative customer engagement solutions that help companies acquire, monetize, engage, and retain customers. Operating across more than 120 countries worldwide, CSG manages billions of critical customer interactions annually, and its award-winning suite of software and services allow companies across dozens of industries to tackle their biggest business challenges and thrive in an ever-changing marketplace. CSG is the trusted provider for driving digital innovation for hundreds of leading global brands, including Airtel Africa, América Móvil, AT&T, Charter Communications, Comcast, DISH, Formula 1, Hutchison 3 Indonesia, Inmarsat, Mastercard, Maximus, Microsoft, Mobily, MTN, New Leaf Service Contracts, State of California DMV, TalkTalk and Telstra.

To learn more, visit our website at csgi.com and connect with us on LinkedIn and Twitter.

Copyright © 2021 CSG Systems International, Inc. and/or its affiliates (“CSG”). All rights reserved. CSG® is a registered trademark of CSG Systems International, Inc. All third-party trademarks, service marks, and/or product names which are referenced in this document are the property of their respective owners, and all rights therein are reserved.

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Contacts:

Tammy Hovey

Global / North America / Asia-Pacific Public Relations

CSG

+1 (917) 520-275

tammy.hovey@csgi.com

Kristine Østergaard

Europe / Middle East / Africa Public Relations

+44 (0)75 0051 8412

kristine.ostergaard@csgi.com

John Rea

Investor Relations

+1 (210) 687 4409

john.rea@csgi.com